Michael Best & Friedrich LLP Attorneys at Law 100 East Wisconsin Avenue Suite 3300 Milwaukee, WI 53202-4108 Phone 414.271.6560 Fax 414.277.0656
October 1, 2007
Exhibit 5.1
TomoTherapy Incorporated
1240 Deming Way
Madison, Wisconsin 53717
Re: Registration Statement on Form S-1 (No. 333-146219) of TomoTherapy Incorporated
Ladies and Gentlemen:
We have acted as special counsel to TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-146219) filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 22, 2007, as amended (the “Registration Statement”). The Registration Statement relates to the proposed offer and sale of up to an aggregate of 9,775,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), by certain security holders (collectively, the “Selling Shareholders”). The Shares consist of: (i) 8,247,648 shares of Common Stock previously issued by the Company (the “Outstanding Shares”) to certain of the Selling Shareholders; (ii) 252,352 shares of Common Stock that will be issued by the Company upon the exercise of options (the “Option Shares”) in accordance with the purchase agreement described in the Registration Statement (the “Purchase Agreement”) to certain of the Selling Shareholders (the “Option Exercise Selling Shareholders”); and (iii) up to 1,275,000 shares of Common Stock, consisting of 1,250,567 Outstanding Shares and 24,433 Option Shares, that may be sold by the Selling Shareholders if the underwriters named in the Registration Statement (the “Underwriters”) exercise in full their option granted to cover over-allotments.
This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.Based upon and subject to the foregoing, we are of the opinion that:
1. The Outstanding Shares have been legally issued and are fully paid and non-assessable.
2. The Option Shares, when issued and delivered to the Option Exercise Selling Shareholders in accordance with the Purchase Agreement, will be legally issued, fully paid and non-assessable.

TomoTherapy Incorporated
October 1, 2007

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectuses included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.
Sincerely,
/s/ Michael Best & Friedrich LLP
Michael Best & Friedrich LLP